Exhibit 99.2

          APPOINTMENT AGREEMENT AND FIRST AMENDMENT TO RIGHTS AGREEMENT

                  This Appointment Agreement and First Amendment to Rights Agreement ("First Amendment") is made effective the 22nd day of August, 1997, by and among MedCath Incorporated ("MedCath"), First Union National Bank of North Carolina ("First Union") and LaSalle National Bank ("LaSalle"), and supplements and amends that certain Rights Agreement, dated as of October 15, 1996, by and between MedCath Incorporated and First Union, as Rights Agent (the "Rights Agreement").

                                    RECITALS

                  WHEREAS, MedCath and First Union have previously entered into the Rights Agreement, pursuant to which First Union was appointed Rights Agent thereunder; and

                  WHEREAS, MedCath desires to appoint, effective as of 12:00 a.m., E.D.T., September 2, 1997 (the "Appointment Time"), LaSalle as sole and successor Rights Agent to First Union, and LaSalle desires to accept such appointment; and

                  WHEREAS, the appointment of LaSalle requires certain amendments to the Rights Agreement, as described herein;

                  NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties hereto agree as follows:

                  Section 1. Effective as of the Appointment Time, and subject to Section 21 of the Rights Agreement, First Union resigns and is discharged from its duties, as Rights Agent; provided, however, that, in connection with the foregoing, MedCath hereby waives any right to advance notice thereof that it may have pursuant to Section 21 of the Rights Agreement.

                  Section 2. Effective as of the Appointment Time, and pursuant to Section 21 of the Rights Agreement, MedCath appoints LaSalle as successor Rights Agent, and LaSalle accepts such appointment, such appointment to have the effect set forth in Section 21 of the Rights Agreement. First Union agrees that the execution and delivery of this First Amendment shall be deemed for all purposes of the Rights Agreement to constitute the notice of the appointment of a successor Rights Agent contemplated by Section 21 of the Rights Agreement.

                  Section 3. Effective as of the Appointment Time, all references in the Rights Agreement, including without limitation in Section 3(c) thereof (and in any Exhibit to the Rights Agreement, including without

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limitation the form of Right Certificate) to "First Union National Bank of North
Carolina" shall be deemed to be amended to be references to "LaSalle National Bank."

                  Section 4. Section 1(d) of the Rights Agreement is hereby amended by deleting therefrom the word "North Carolina" and substituting therefor the word "Illinois."

                  Section 5. The fifth sentence of Section 21 of the Rights Agreement is hereby amended by deleting therefrom the phrase "having an office in the State of North Carolina".

                  Section 6. Section 26 of the Rights Agreement is hereby amended by deleting therefrom the following:

                  First Union National Bank of North Carolina
                  230 South Tryon Street
                  Charlotte, North Carolina  28288
                  Attention:  Shareholder Services

and substituting therefor:

                  LaSalle National Bank
                  135 South LaSalle Street
                  Chicago, Illinois  60603
                  Attention:  Gregory P. Angelopoulos

                  Section 7. This First Amendment may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument. Terms not defined herein shall, unless the context otherwise requires, have the meanings assigned to such terms in the Rights Agreement.

                  Section 8. The Rights Agreement is hereby ratified, adopted, approved and confirmed, as amended by this First Amendment.

                  Section 9. If any term, provision, covenant or restriction of the Rights Agreement, as amended by this First Amendment, is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of the Rights Agreement shall remain in full force and effect and in no way be affected, impaired or invalidated.

                  Section 10. This First Amendment shall be deemed to be a contract made under the laws of the State of North Carolina and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.



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                  IN WITNESS WHEREOF,  the parties hereto have caused this First
Amendment to be duly executed and attested, all as of the date and year first above written.

                                                MEDCATH INCORPORATED



                                         By: /s/  Daniel L. Belongia
                                         Name:  Daniel L. Belongia
                                         Title:  VP Finance


                                              FIRST UNION NATIONAL BANK
                                              OF NORTH CAROLINA



                                         By: /s/  D. Ann Harris
                                         Name:  D. Ann Harris
                                         Title:  Corporate Trust
                                                  Officer


                                              LASALLE NATIONAL BANK



                                         By: /s/ Gregory P. Angelopoulos
                                         Name:  Gregory P. Angelopoulos
                                         Title:  Assistant Vice President
                                                  Corporate Trust Administration